Exhibit 15

November 13, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our reports dated May 1, 2012, August 2, 2012, and November 1, 2012 on our review of the interim financial information of Unit Corporation for the three month periods ended March 31, 2012 and 2011, three and six month periods ended June 30, 2012 and 2011, and three and nine months ended September 30, 2012 and 2011 and included in the Company’s quarterly report on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, respectively, are incorporated by reference in its Registration Statement on Form S-4 dated November 13, 2012.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Tulsa, Oklahoma